                                                        Exhibit No. EX-99.23.d.2

                             QUAKER INVESTMENT TRUST
                        INVESTMENT SUBADVISORY AGREEMENT

     THIS  AGREEMENT is made and entered into as of the 3rd day of May, 2005, by and between  Quaker  Funds,  Inc., a Delaware  corporation  ("Adviser"),  and DG
Capital Management, Inc., a Massachusetts corporation ("Subadviser").

                                    RECITALS

     WHEREAS,  Quaker Investment Trust (the "Trust") is organized under the laws of the state of Massachusetts as an unincorporated  business trust operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust is authorized by its Amended and Restated Declaration of
Trust and Amended and Restated  Bylaws to issue  separate  Portfolios  of shares representing interests in separate investment portfolios (the "Portfolios"); and

     WHEREAS,  the Trust has  authorized  the  issuance of shares of  beneficial interest in, among others, a Portfolio known as the Quaker Strategic Growth Fund
(the "Fund"); and

     WHEREAS,   Adviser  is  registered  as  an  investment  adviser  under  the
Investment  Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of asset management; and

     WHEREAS,  Subadviser  is  registered  as an  investment  adviser  under the
Advisers Act and engages in the business of asset management; and

     WHEREAS,  the Trust has  retained  Adviser to furnish  investment  advisory services to the Fund pursuant to an investment advisory agreement dated May 3rd,
2005; and

     WHEREAS,  Adviser,  with  the  consent  of the  Trust,  desires  to  retain
Subadviser  to  furnish  day-to-day  investment  advisory  services  to the Fund pursuant  to the terms and  conditions  of this  Agreement,  and  Subadviser  is willing to so furnish such services,

     NOW  THEREFORE,  in  consideration  of the foregoing and the agreements and covenants herein contained,  the parties hereto,  intending to be legally bound, agree as follows:

1.   Appointment

     Adviser,  with the  consent of the Trust,  hereby  appoints  Subadviser  to provide day-to-day  investment advisory services to the Fund for the periods and on the terms set forth in this Agreement. Subadviser accepts the appointment and agrees to furnish  the  services  herein set forth for the  compensation  herein provided.

2.   Delivery of Documents

     The Trust and/or Adviser have furnished  Subadviser with properly certified or authenticated copies of each of the following:

     (a)  Resolutions  of  the  Trust's  Board  of  Trustees   authorizing   the
          appointment of Subadviser and approving this Agreement;

     (b)  The  Trust's  most  current   Registration   Statement  on  Form  N-1A
          promulgated  under the 1940 Act and under the  Securities Act of 1933, as amended; and

     (c)  The Trust's current Prospectus and Statement of Additional Information
          (together called the "Prospectus").

     Adviser and/or the Trust will furnish Subadviser with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such  documents  are required to be filed with the U.S.  Securities and Exchange Commission ("SEC") and/or state authorities.

3.   Management

     Subject to the  supervision  of the Trust's  Board of Trustees and Adviser,
Subadviser will provide a continuous  investment program for the Fund, including investment research and management with respect to all securities,  investments, cash and cash  equivalents  held by the Fund.  Subadviser  will  determine  what securities and other investments will be purchased, retained or sold by the Fund and will execute such decisions. Subadviser will provide the services under this
Agreement in  accordance  with the Fund's  investment  objectives,  policies and restrictions  as  such  are set  forth  in the  Prospectus  from  time to  time.
Subadviser  further agrees that it will employ such efforts as required pursuant to its fiduciary responsibilities under the Advisers Act, to:

     (a)  Conform its activities to all applicable  rules and regulations of the
          SEC and will, in addition, conduct its activities under this Agreement in  accordance  with the  regulations  of any other  federal and state agencies  which may now or in the future  have  jurisdiction  over its activities under this Agreement;

     (b)  Place orders  pursuant to its investment  determinations  for the Fund either  directly  with the  respective  issuers  or with any broker or dealer.  In placing  orders with brokers or dealers,  Subadviser  will attempt to obtain the best net price and the most favorable  execution of its  orders.  Consistent  with  this  obligation,  when  Subadviser believes  two or more brokers or dealers are  comparable  in price and execution,  Subadviser may prefer: (i) brokers and dealers who provide the Fund with research advice and other services; and (ii) brokers who are affiliated with the Trust, Adviser,  and/or Subadviser;  provided, however,  that in no instance will  portfolio  securities be purchased from or sold to Subadviser in principal transactions; and

     (c)  Provide,  at its own cost, all office space,  facilities and equipment necessary for the conduct of its advisory  activities on behalf of the
          Fund.

4.   Services Not Exclusive

     The advisory services to be furnished by Subadviser hereunder are not to be considered  exclusive,  and Subadviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby;
provided, however, that without the written consent of Adviser, Subadviser shall not serve as an  investment  advisor to any other  investment  company  having a similar investment objective to that of the Fund.

5.   Books and Records

     In compliance with Rule 31a-3  promulgated  under the 1940 Act,  Subadviser hereby  agrees that all records  which it maintains  for the benefit of the Fund are the  property of the Fund and further  agrees to  surrender  promptly to the
Fund any of such records upon the Fund's request.  Subadviser  further agrees to preserve for the periods  prescribed  by Rule 31a-2  promulgated  under the 1940
Act,  the  records  required  to be  maintained  by it  pursuant  to Rule  31a-1 promulgated  under the 1940 Act that are not  maintained  by others on behalf of the Fund.

6.   Expenses

     During  the  term of  this  Agreement,  Subadviser  will  pay all  expenses incurred by it in connection with its investment  advisory services furnished to the Fund other than the costs of  securities  and other  investments  (including brokerage  commissions and other transaction  charges) purchased or sold for the
Fund.

7.   Compensation

     Adviser  will  pay to  Subadviser,  and  Subadviser  will  accept  as  full compensation for its services rendered  hereunder,  an investment  advisory fee, computed at the end of each month and  payable  within  five (5)  business  days thereafter, equal to the annual rate of 0.75% of the average daily net assets of the Fund.  All parties to this  Agreement do hereby  authorize  and instruct the
Fund's  administrator,  Citco Mutual Fund Services,  Inc., or its successor,  to provide a calculation  each month of the gross amount due to Subadviser.  In the event that  Subadviser's  services to the Fund begin or end at a time other than the beginning or end of a month, fees payable to Subadviser will be prorated for that portion of the month during which services were actually rendered.

8.   Limitation of Liability

     Subadviser shall not be liable for any error of judgment, mistake of law or loss suffered by the Fund in connection  with the performance of this Agreement, except a loss to the Fund  resulting  from a breach  of  Subadviser's  fiduciary duties with respect to the receipt of compensation for services or a loss to the
Fund resulting from the  Subadviser's  willful  malfeasance,  bad faith or gross negligence  on its  part in the  performance  of its  duties  or  from  reckless disregard by it of its obligations or duties under this Agreement.

9.   Duration and Termination

     (a) This  Agreement  shall become  effective  as of the date first  written above and, unless sooner terminated as provided herein, shall continue in effect for two years.  Thereafter,  this  Agreement  shall be renewable for  successive periods of one year each,  provided such  continuance is  specifically  approved annually:

          (i)  by the  vote of a  majority  of  those  members  of the  Board of
               Trustees  who are not  parties to this  Agreement  or  interested persons  of any such  party (as that term is  defined in the 1940
               Act),  cast in person  at a meeting  called  for the  purpose  of voting on such approval; and

          (ii) by either  the  affirmative  vote of a  majority  of the Board of
               Trustees  or the vote of a  majority  of the  outstanding  voting securities of the Fund (as such a majority is defined in the 1940
               Act).

     (b) Notwithstanding the foregoing, this Agreement may be terminated by:

          (i)  Adviser, if such termination is approved by the vote of the Board of  Trustees  of the  Trust  or the  vote  of a  majority  of the outstanding  voting securities of the Fund (as such a majority is defined in the 1940 Act),  at any time without the payment of any penalty,  upon  sixty  (60)  calendar  days'  written  notice  to
               Subadviser; or

          (ii) Subadviser  at any time upon sixty (60)  calendar  days'  written notice, without payment of any penalty.

     (c)  This  Agreement  will  automatically  terminate  in the  event  of its assignment (as that term is defined in the 1940 Act).

10.  Amendment of this Agreement

     No provision  of this  Agreement  may be changed,  waived,  discharged,  or terminated  orally, but only by a written instrument signed by the party against which enforcement of the change, waiver,  discharge or termination is sought. No material  amendment of this Agreement  shall be effective until approved by vote of a majority of the  outstanding  voting  securities of the Fund (as defined in the 1940 Act).

11.  Miscellaneous

     The captions in this  Agreement are included for  convenience  of reference only and in no way  define or limit any of the  provisions  hereof or  otherwise affect their construction or effect. If any provision of this Agreement shall be held or made  invalid  by a court  decision,  statute,  rule or  otherwise,  the remainder of the Agreement shall not be affected  thereby.  This Agreement shall be binding on, and shall  inure to the benefit of, the parties  hereto and their respective successors.

12.  Counterparts

     This Agreement may be executed in counterparts by the parties hereto,  each of which  shall  constitute  an  original,  and all of  which,  together,  shall constitute one Agreement.

13.  Governing Law

     This Agreement shall be construed in accordance  with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.  Notices

     Except  as  otherwise  provided  in this  Agreement,  any  notice  or other communication  required  by or  permitted  to be given in  connection  with this
Agreement  will be in writing and will be  delivered  in person or sent by first class mail,  postage  prepaid or by prepaid  overnight  delivery  service to the respective parties as follows:

If to Adviser:                         If to Subadviser:

Quaker Funds, Inc.                     DG Capital Management, Inc.
309 Technology Drive                   101 Arch Street, Suite 650
Malvern, PA 19355                      Boston, MA  02110
Attn:  Jeffry H. King, Sr.             Attn:  Manu Daftary
Chief Executive Officer                President

                            [SIGNATURES ON NEXT PAGE]

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:                                QUAKER FUNDS, INC.

By ____________________________        By ________________________
Name:                                  Name:
Title:                                 Title:

Attest:                                DG CAPITAL MANAGEMENT, INC.

By ___________________________         By __________________________
Name:                                  Name:
Title:                                 Title: